Sub-Item 77I: Terms of New or Amended Securities

Effective March 28, 2013, the Fund commenced offering Class A, Class C, Institutional, Class IR and Class R Shares.


The terms of the Class A, Class C, Institutional, Class IR and Class R Shares for the Fund are described in Post-Effective Amendment No. 353 to the Registrants Registration
Statement on Form N-1A, filed with
the Securities and Exchange Commission on March 25, 2013 (Accession No. 0001193125-13-124503). Amendment
 No. 69 dated December 13, 2012 to the Trusts Agreement and Declaration of Trust, dated January 28, 1997, which established Class A, Class C, Institutional, Class IR and Class R Shares for the Fund, is incorporated herein by reference to Exhibit (a)(70) to Post-Effective Amendment No. 346 to the Registrants
 Registration Statement on Form N-1A filed with the Securities and Exchange Commission on December 28, 2012
 (Accession No. 0001193125-13-026214).